EXHIBIT 99.1


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                                  NEWS RELEASE

CONTACTS:                                                CONTACTS:
Kenneth A. Ceonzo                                        P. James O'Gorman
Dime Community Bancshares, Inc.                          Valarie M. Swaya
(718) 782-6200 extension 279                             Financial Bancorp, Inc.
                                                         (718) 729-5002


       DIME COMMUNITY BANCSHARES, INC. TO ACQUIRE FINANCIAL BANCORP, INC.
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Second "In-Market" Acquisition Brings Market Share and Substantial Cost Savings

Brooklyn, NY, July 20, 1998. Dime Community Bancshares, Inc. ("Dime Community") (Nasdaq: DCOM), and Financial Bancorp, Inc. ("Financial Bancorp") (Nasdaq: FIBC) jointly announced today that they have entered into a definitive agreement pursuant to which Dime Community will acquire Financial Bancorp, a federally chartered savings bank holding company, for a purchase price valued at $40.50 per common share. Financial Bancorp is headquartered in Queens county, New York, one of the most densely populated counties in the country, and has five branches (four of which are located in Queens county), and $340 million in assets. Upon completion of the acquisition, Financial Bancorp's wholly owned subsidiary, Financial Federal Savings Bank will merge into Dime Community's wholly owned subsidiary, The Dime Savings Bank of Williamsburgh. The transaction was unanimously approved by the boards of directors of Dime Community and Financial Bancorp.

Under the terms of the agreement, holders of Financial Bancorp common stock will receive cash or shares of Dime Community common stock pursuant to an election, proration and allocation procedure subject to holders of 50% of the Financial Bancorp shares receiving cash and 50% receiving stock. The number of shares of stock any Financial Bancorp stockholder receives will be determined based upon an exchange ratio designed to produce a value of $40.50 per share when Dime Community stock has a market value during a pricing period specified in the agreement of between $22.95 and $31.05. The maximum exchange ratio is 1.7647 and the minimum exchange ratio is 1.3043. To the extent that the market value of Dime Community common stock during the pricing period exceeds $31.05 or is less than $22.95, the per share value of the consideration to be received by Financial Bancorp stockholders in the merger, whether in cash or stock, will increase or decrease, respectively. The total transaction value is estimated to be approximately $74 million, which is approximately 2.6 times Financial Bancorp's tangible book value at June 30, 1998.

The assets of the combined entity, on a pro-forma basis as of March 31, 1998, would total $2.0 billion. The transaction is expected to be accretive to both reported and cash earnings of Dime Community. Financial Bancorp currently serves over 15,000 households and will bring the total number of households served by Dime Community to over 63,000. Dime Community


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anticipates  cost savings of 50% of Financial  Bancorp's  expense  base,  and no branch closures are anticipated as a result of the acquisition.

Commenting on the transaction, Mr. Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime Community, stated "I am quite pleased to announce the Company's second strategic in-market acquisition in approximately two years. The successful integration of our previous acquisition of Conestoga Bancorp, Inc. and our strong contribution to tangible capital through cash earnings since the Conestoga acquisition have served as the catalyst for our acquisition of Financial Bancorp. The acquisition of Financial Bancorp strengthens our current banking franchise, and we are confident that it will enhance shareholder value and provide long-term benefits for our shareholders, customers and, particularly, the communities which Dime Community and Financial Bancorp both currently serve. We will be working closely with Financial Bancorp's Board of Directors, who we will retain in an advisory role, and hope to continue to build upon the strong relationships they have developed within our local communities."

Mr. Peter S. Russo, Chairman of the Board of Financial Bancorp, commented, "We are extremely pleased to be joining forces with one of New York's leading Savings Banks. It will combine two strong, like-minded institutions that are customer and community focused. Our affiliation represents an excellent opportunity to enhance our stockholders' value, and deliver more services to our customers, and the communities we serve."

In connection with the transaction, Financial Bancorp has granted Dime Community an option to purchase 19.9% of Financial Bancorp's currently outstanding common stock under certain conditions. In addition, there is a provision for a termination fee payable to Dime Community under certain similar circumstances.

The transaction will be accounted for as a purchase and will not affect Dime Community's ability to repurchase shares under its current stock repurchase program. The transaction is expected to close in early 1999 and is subject to approval of the stockholders of Financial Bancorp, Inc., approval of the Office of Thrift Supervision and the satisfaction of certain other conditions. Merrill Lynch & Co. acted as financial advisor and rendered a fairness opinion to Dime Community, and Sandler O'Neill and Partners, L.P. acted as financial advisor and rendered a fairness opinion to Financial Bancorp.

Financial Bancorp, Inc. is the parent holding company for Financial Federal Savings Bank, an FDIC-insured savings institution. Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and thirteen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on our Internet website at www.dimewill.com.


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This news  release  contains  forward  looking  statements  with  respect to the financial condition, results of operations and business of Dime Community Bancshares, Inc. ("Dime Community") and Financial Bancorp, Inc. ("Financial Bancorp") and assuming the consummation of the acquisition, a combined Dime Community and Financial Bancorp, including statements relating to: (i) the cost savings and revenue enhancements and accretion to reported earnings that will be realized from the acquisition; and (ii) the restructuring charges expected to be incurred in connection with the acquisition. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the acquisition cannot be fully realized or realized within the expected time; (ii) revenues following the acquisition are lower than expected;
(iii)   competitive   pressure   among   depository    institutions    increases
significantly; (iv) costs related to the integration of the business of Dime Community and Financial Bancorp are greater than expected; (v) changes in the interest rate environment reduces interest margins; (vi) general economic conditions, either nationally or in the states which the combined company will be doing business, are less favorable than expected; (vii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (viii) changes may occur in the securities market.

NOTE: AN INFORMATION PACKAGE REGARDING THE TRANSACTION WILL BE MADE AVAILABLE AT
      DIME COMMUNITY'S WEBSITE www.dimewill.com.